     As filed with the Securities and Exchange Commission on July 3, 1995
                                                            Registration No. 33-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                             --------------------

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             --------------------
                           AMERAC ENERGY CORPORATION
            (Exact Name of Registrant as Specified in Its Charter)
                             ---------------------
DELAWARE                                                            75-2181442
(State or other jurisdiction of           (I.R.S. Employer Identification No.)
incorporation or organization)


                           700 LOUISIANA, SUITE 3330
                             HOUSTON, TEXAS 77002
                                (713) 223-1833
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  ----------

                              JEFFREY L. STEVENS
               Senior Vice President and Chief Financial Officer
                         306 W. 7th Street, Suite 1025
                    Fort Worth, Texas  76102 (817) 339-1010

                                   Copies to

                            ROBERT B. ROBBINS, ESQ.
                       Shaw, Pittman, Potts & Trowbridge
                              2300 N Street, N.W.
                            Washington, D.C.  20037
                                (202) 663-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  ----------
       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after the registration statement becomes effective.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.( )

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than the securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ( )

                             ---------------------
                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
  TITLE OF EACH CLASS OF        AMOUNT TO BE         PROPOSED MAXIMUM            PROPOSED MAXIMUM            AMOUNT OF
SECURITIES TO BE REGISTERED      REGISTERED      OFFERING PRICE PER UNIT     AGGREGATE OFFERING PRICE     REGISTRATION FEE
- --------------------------------------------------------------------------------------------------------------------------
Common Stock                      3,651,195               $.16*                     $584,191.20                $201.44
==========================================================================================================================

*Estimated solely for the purpose of calculating the registration fee on the basis of the closing sale price of the Common Stock in the over-the-counter market, as reported by NASDAQ, on June 29, 1993, pursuant to Rule 457 under the Securities Act of 1933.

                             --------------------

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

********************************************************************************
 INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.
********************************************************************************





PROSPECTUS                                                 Subject to Completion
- ----------                                                 July 3, 1995



                               3,651,195 SHARES

                           AMERAC ENERGY CORPORATION

                                 COMMON STOCK

                          ---------------------------


     This Prospectus relates to 3,651,195 presently outstanding shares (the "Shares") of common stock, $.05 par value (the "Common Stock"), of Amerac Energy Corporation, a Delaware corporation (the "Company"), offered for sale by the Selling Stockholder. The Selling Stockholder anticipates that the distribution of the Shares will be effected in negotiated transactions at negotiated prices. The Company will not receive any of the proceeds from the sale of the Shares.

     The Common Stock is traded on the Boston Stock Exchange and on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") bulletin
board, under the symbol "AENC". On            , the closing sale for the Common
                                  -----------
Stock as reported on NASDAQ was               .
                                --------------


 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
        EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                    TO THE CONTRARY IS A CRIMINAL OFFENSE.



               The date of this Prospectus is             , 1995.
                                              ------------

                             AVAILABLE INFORMATION

     The Company is subject to the information requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, 13th Floor, New York, New York 10048 and 14th Floor, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Room, 1024, Washington, D.C. 20549, at prescribed rates. Such reports, proxy statements, and other information can also be inspected at the offices of the Boston Stock Exchange, 1 Boston Place, Boston, Massachusetts 02108, on which the Common Stock is listed.

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933 relating to the securities offered hereby. This Prospectus is filed as a part of the Registration Statement and does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Any statements contained herein concerning the provisions of any document are not necessarily complete, and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof and other documents incorporated therein by reference. Copies of the Registration Statement and the exhibits thereto may be inspected and copied, at prescribed rates, at the public reference facilities maintained by the Commission at the addresses set forth above.

     No person is authorized to give any information or to make any representations other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus or any sale made hereunder shall not, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof, or that the information herein is correct as of any time since the date of such information.


                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents filed by the Company with the Commission under the Exchange Act are incorporated herein by reference:

     1. Annual Report on Form 10-K for the year ended December 31, 1994, as filed with the Commission on March 29, 1995.

     2. Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, as filed with the Commission on May 15, 1995.

     3. Current Report on Form 8-K as filed with the Commission on January 17, 1995.

     4.  Current Report on Form 8-K as filed with the Commission on May 8, 1995.

     5.  Current Report on Form 8-K as filed with the Commission on June 20,
         1995.

     6. Definitive proxy statement, dated February 3, 1995 for its Annual Meeting of Shareholders held on March 14, 1995, as filed with the Commission on February 3, 1995.

     7. Form 8-A Registration Statement as filed with the Commission on May 17, 1988, incorporating by reference Registration Statement No. 33-21824 under the Securities Act of 1933 with respect to a description of the Common Stock.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus, shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents. Requests for such copies should be directed to Jeffrey L. Stevens, Senior Vice President Finance and Secretary, Amerac Energy Corporation, 306 W. 7th Street, Suite 1025, Fort Worth, Texas 76102, telephone number (817) 339-1010.

     THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.


                           AMERAC ENERGY CORPORATION

     Amerac Energy Corporation was incorporated in 1969 in Texas under the name "American Quasar Petroleum Co." The Company was reincorporated in 1987 in Delaware under the name of "Wolverine Exploration Company." In March 1995, the Company changed its name to Amerac Energy Corporation to reflect the change in its basic business philosophy from exploration to acquisition and exploitation of producing oil and gas properties. The Company's executive offices are located at 700 Louisiana, Suite 3330, Houston, Texas 77002, and its telephone number is
(713) 233-1833.


                              SELLING STOCKHOLDER

     The Shares are offered for sale by Investment Limited Partnership, a Texas limited Partnership (the "Selling Stockholder"). In 1987, the Selling Stockholder acquired 4,056,883 shares of preferred stock of the Company from the Company, which preferred stock was converted into an equal number of shares of Common Stock in March 1990. In April 1990, the Company purchased 405,688 shares of Common Stock from the Selling Stockholder. Prior to this offering, the Selling Stockholder owned of record and beneficially 3,651,195 shares of Common Stock. The Shares constitute all of the Common Stock owned of record and beneficially by the Selling Stockholder. The Selling Stockholder expects that it will not own any Common Stock immediately following the offering.

     Upon registration of the Shares, the Selling Stockholder intends to sell the Shares in accordance with applicable federal and state securities laws. The Selling Stockholder anticipates that the distribution of the Shares will be effected in negotiated transactions at negotiated prices.


                                 LEGAL MATTERS

     The validity of the Shares being registered and sold hereunder has been passed on for the Company by Shaw, Pittman, Potts & Trowbridge, Washington, D.C.


                                    EXPERTS

     The consolidated financial statements included in the Annual Report on Form 10-K of Amerac Energy Corporation for the year ended December 31, 1994 and the audited historical statement of revenues and direct operating expenses included on page 3 of Amerac Energy Corporation's Form 8-K dated January 17, 1995 and on page 3 of Amerac Energy Corporation's Form 8-K dated April 21,
1995, have been so incorporated in reliance upon the reports of Price Waterhouse LLP, independent accountants, given on the authority of such firm as experts in auditing and accounting.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     All amounts are estimated except for the SEC filing fee.

          SEC filing fee                  $  201.44

          Accounting fees and expenses    $  500.00

          Legal fees and expenses         $5,000.00
                                          ---------

               Total                      $5,701.44

__________________

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Registrant's By-Laws provide that each person who was or is made a party to, or is involved in, any action, suit or proceeding by reason of the fact that he or she was a director or officer of the Registrant (or was serving at the request of the Registrant as a director, officer, employee, or agent for another entity) will be indemnified and held harmless by the Registrant, to the fullest extent authorized by the Delaware Corporation Law. Each of the Company's officers and directors have entered into agreements with the Company which provide for such indemnification by contract.

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify a director, officer, employee, or agent of the corporation against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action brought by or in the right of a corporation, the corporation may indemnify a director, officer, employee, or agent of the corporation against expenses (including attorneys' fees) actually and reasonably believed to be in the best interests of the corporation except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless a court finds that, in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

     The Registrant's Certificate of Incorporation provides that to the fullest extent permitted by Delaware General Corporation Law as the same exits or may hereafter be amended, a director of the Registrant shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director. The Delaware General Corporation Law permits Delaware corporations to include in their certificates of incorporation a provision eliminating or limiting director liability for monetary damages arising from breaches of their fiduciary duty. The only limitations imposed under the statute are that the provision may not eliminate or limit a director's liability (i) for breaches of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or involving intentional misconduct or known violations of law, (iii) for the payment of unlawful dividends or unlawful stock purchases or redemptions, or (iv) for transactions in which the director received an improper personal benefit.

     The Registrant is insured against liabilities which it may incur by reason of its indemnification of its offices and directors in accordance with its By-Laws. In addition, directors and officers are insured, at the Registrant's expense, against certain liabilities which might arise out of their employment and which are not subject to indemnification under the By-Laws.

     The foregoing summaries are necessarily subject to the complete text of the statute, Certificate of Incorporation, By-Laws and agreements and are qualified in their entirety by reference thereto.

ITEM 16.  LIST OF EXHIBITS.


Exhibit
- -------
Reference
- ---------
Number                              Description
- ------                              -----------

4 Specimen certificate of Common Stock, par value $.05 per share, of the Registrant (filed as exhibit 4(15) to the Registrant's Registration Statement No. 33-21824 on Form S-1 filed with the Commission on June 30, 1988, and incorporated herein by reference).

5         Opinion of Shaw, Pittman, Potts & Trowbridge, Washington, D.C.*

23(a)     Consent of Price Waterhouse LLP.

23(b) Consent of Shaw, Pittman, Potts & Trowbridge, Washington, D.C.* appears in its opinion filed as Exhibit 5.*

24        Power of Attorney.  Included on signature page.

- --------------------------
*To be filed by amendment.

ITEM 17.  UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duty caused this Registration Statement to be signed on its behalf by the undersigned, thereunto authorized, in the City of Houston, State of Texas, on July 3, 1995.


                                AMERAC ENERGY CORPORATION


                                By:  /s/ Jeffrey L. Stevens
                                     -----------------------------------
                                     Jeffrey L. Stevens
                                     Senior Vice President and
                                     Chief Financial Officer



                               POWER OF ATTORNEY


     KNOW ALL MEN BY THESE PRESENTS, that each of the undersigned hereby constitutes and appoints Jeffrey L. Stevens his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all documents (including both pre- and post-effective amendments in connection with this Registration Statement), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting onto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue thereof.

SIGNATURE                                 TITLE                      DATE
/s/ Jeffrey B. Robinson          Director and President                 July 3    , 1995
- ---------------------------      (Principal Executive Officer)          ---------
Jeffrey B. Robinson

/s/ Jeffrey L. Stevens           Director, Senior Vice President        July 3    , 1995
- ---------------------------      and Chief Financial Officer            ---------
Jeffrey L. Stevens               (Principal Financial Officer and
                                 Principal Accounting Officer)

/s/ Richard Savoie               Vice President Engineering             July 3    , 1995
- ---------------------------                                             ---------
Richard Savoie

/s/ Thomas J. Edelman            Director                               July 3    , 1995
- ---------------------------                                             ---------
Thomas J. Edelman

/s/ Michael L. Harvey            Director                               July 3    , 1995
- ---------------------------                                             ---------
Michael L. Harvey

/s/ William P. Nicolletti        Director                               July 3    , 1995
- ---------------------------                                             ---------
William P. Nicolletti

/s/ Kenneth R. Peak              Director                               July 3    , 1995
- ---------------------------                                             ---------
Kenneth R. Peak

                                 EXHIBIT INDEX



Exhibit
- -------
Reference
- ---------
Number              Description
- ------              -----------

4 Specimen certificate of Common Stock, par value $.05 per share, of the Registrant (filed as exhibit 4(15) to the Registrant's Registration Statement No. 33-21824 on Form S-1 filed with the Commission on June 30, 1988, and incorporated herein by reference).

5         Opinion of Shaw, Pittman, Potts & Trowbridge.*

23(a)     Consent of Price Waterhouse LLP.

23(b) Consent of Shaw, Pittman, Potts & Trowbridge appears in its opinion filed as Exhibit 5.*

24        Power of Attorney.  Included on signature page.


- -------------------------------------
To be filed by amendment.